                                                                    EXHIBIT 99.1

Wednesday August 1, 7:14 am Eastern Time

Press Release

Salix Pharmaceuticals Reports Second Quarter 2001 Financial Results

RALEIGH, N.C.--(BW HealthWire)--August 1, 2001--Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP - news) today announced operating results for the second quarter of
        ----   ----
2001.

The Company reported a net loss of $3.3 million, or $0.22 per share, for the second quarter of 2001. This compares to a net loss of $1.4 million, or $0.12 per share, for the second quarter of 2000. Product revenues for the second quarter of 2001 were $4.2 million. Product revenues for the first six months of 2001 were $7.5 million. Product revenues were derived from sales of COLAZAL(TM), the Company's new first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $1.1 million and $1.9 million in the second quarter and first six months of 2001, respectively. Gross margin was 74% and 75%, respectively, for the same periods.

Operating expenses were $7.1 million for the second quarter of 2001, compared to $1.7 million for the prior year period. Operating expenses were $14.1 million for the first six months of 2001, compared to $2.9 million for the prior year period. Selling, general and administrative expenses were $5.6 million for the second quarter of 2001, compared to $0.9 million for the second quarter of 2000. Higher operating and selling, general and administrative expenses for 2001 were due primarily to costs associated with the deployment of the Company's sales force and the marketing campaign for COLAZAL. Research and development expenses were $1.5 million for the second quarter of 2001, compared to $0.8 million for the second quarter of 2000. Higher research and development expenses for the second quarter were primarily due to costs associated with the preparation of the New Drug Application for rifaximin and the initiation of a Phase III trial for rifaximin as a potential treatment for hepatic encephalopathy.

Other revenues and expenses for the period were primarily related to the recognition of deferred revenues associated with the payment received during the second quarter of 2000 from Shire Pharmaceuticals Group plc for the sale of intellectual property in European countries related to balsalazide disodium. As a result of this transaction, the Company recognized deferred revenue of $1.4 million and expense related to this deferred revenue of $0.7 million during the second quarter of 2001.

Cash, cash equivalents and investments were $34.4 million on June 30, 2001. During the second quarter of 2001, the Company completed a private placement with net proceeds of approximately $28 million.

Commenting on the quarter, Robert Ruscher, President and Chief Executive Officer, Salix Pharmaceuticals, stated, "The second quarter of 2001 proved to be both challenging and successful. Total COLAZAL prescriptions increased 244% during the second quarter compared to the first quarter of 2001. At the end of June, COLAZAL had captured a 2.1% share of total branded oral 5-ASA prescriptions and a 3.2% share of new prescriptions for the period. Feedback from patients and physicians has been very positive. Initial feedback, from approximately 100 patients, in an ongoing clinical experience program indicates that 90% of patients who initiated therapy with COLAZAL experienced their first symptom-free day within two weeks or less, and 100% of the physicians treating these patients are pleased or very pleased with COLAZAL. In short, our experience with COLAZAL over the first six months of its launch has given us confidence that the product will be a significant drug in the treatment of ulcerative colitis. That being said, during the second quarter, the sales trend of COLAZAL did not grow as fast as we had anticipated. We are taking steps to address the challenges presented by the marketplace, such as sales territory size, chain drug distribution, isolated managed care issues and physician prescribing habits. As announced earlier in the quarter, work is underway to expand our sales force to 55 to 60 sales representatives. Our goal is to have these additional sales representatives trained and in the field calling on physicians by October 2001. We believe that this expanded sales force should significantly improve our coverage of the gastroenterology marketplace and allow us to better capitalize on the opportunity represented by COLAZAL. Given COLAZAL prescriptions to date, we have determined that it is necessary to reset our expectations for 2001. Based upon information currently available, we estimate that net COLAZAL sales for 2001 will be between $12 and $15 million. Accordingly, we expect a net loss ranging from $17 to $19 million, or $1.10 to $1.24 per share, for 2001.

Progress was made during the quarter in the development of rifaximin, the Company's broad-spectrum, site-targeted antibiotic. In May, we announced results of a Phase III trial in which rifaximin demonstrated significantly superior efficacy versus placebo in treating infectious diarrhea. The findings of this trial, plus the findings of a previously completed head-to-head trial comparing rifaximin and ciprofloxacin for the treatment of infectious diarrhea, will serve as the basis for a New Drug Application that we intend to submit in December 2001. Additionally, during the second quarter we initiated a Phase III trial of rifaximin for the treatment of hepatic encephalopathy."

The Company will host a conference call at 8:30 a.m. EDT on August 1, 2001 to discuss the subjects of this press release. Interested parties may access the conference call by way of webcast or telephone. The live webcast will be available at http://www.salixpharm.com. To access the live webcast, log on to
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the Company's web site at the address listed above and go to the investor information section. The webcast will be archived on the Company's web site through August 8.

The telephone numbers to access the conference call are (800) 301-1961 (U.S. and Canada) or (719) 457-2692 (international.) A replay of the call will be available from 1:00 p.m. EDT, August 1 through August 8. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 788979.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001.

Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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Please Note:

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, timing of customer purchases, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

                          Salix Pharmaceuticals, Ltd.
                Condensed Consolidated Statement of Operations
                                   Unaudited
                     (In thousands, except per share data)

                                     Three Month Ended     Six Months Ended
                                    June 30,   June 30,   June 30,   June 30,
                                      2001       2000       2001       2000
                                               Restated              Restated
                                    --------   --------   --------   --------
Product Revenues and Costs:
  Product Sales                     $  4,163   $    173   $  7,453   $    553
  Cost of Sales                        1,080        222      1,866        535
                                    --------   --------   --------   --------
   Gross Margin                        3,083        (49)     5,587         18
Operating Expenses:
 Research and Development              1,456        754      2,891      1,324
 Selling, General
  and Administrative                   5,604        902     11,162      1,546
                                    --------   --------   --------   --------
   Total Operating Expenses            7,060      1,656     14,053      2,870

 Loss from operations                 (3,977)    (1,705)    (8,466)    (2,852)

Other Revenues and

Expenses:
  Other Revenue                        1,824        653      3,199      1,120
  Other Expense                        1,302        353      2,193        375
 Interest Income/(Expense), net          146         40        254         60
                                    --------   --------   --------   --------

 Net loss before tax                  (3,309)    (1,365)    (7,206)    (2,047)
 Income tax                                -          9          -          9
                                    --------   --------   --------   --------

Net loss                            $ (3,309)  $ (1,374)  $ (7,206)  $ (2,056)
                                    ========   ========   ========   ========

Net loss per share                  $  (0.22)  $  (0.12)    $(0.51)  $  (0.19)
                                    ========   ========   ========   ========
Weighted average
 shares outstanding                   14,766     11,007     14,242     10,809
                                    ========   ========   ========   ========

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which among other guidance clarifies certain conditions to be met in order to recognize revenue. In the fourth quarter of 2000, Salix implemented SAB 101. As a result of the adoption of SAB 101, $8.7 million of the $11.7 million initial payment received and recognized in full during the second quarter of 2000 from Shire Pharmaceuticals Group plc has been deferred and is now being recognized as revenue through the end of 2001.

                          Salix Pharmaceuticals, Ltd.
                     Condensed Consolidated Balance Sheets
                                (In thousands)


                                         June 30,     December 31,
                                           2001           2000
                                        (unaudited)    (audited)
                                        ----------    ------------
Assets
  Cash and Cash Equivalents               $ 34,433        $ 13,244
  Accounts Receivable                        6,341           6,156
  Inventory                                  6,161           2,819
  Other Assets                               2,766           3,542
                                          --------        --------

   Total Assets                           $ 49,701        $ 25,761
                                          ========        ========

Liabilities & Stockholders' Equity
  Accounts Payable and Other
   Current Liabilities                    $  6,808        $  4,532
  Deferred Revenue                           5,580           8,487
                                          --------        --------
    Total Current Liabilities               12,388          13,019

  Common Stock                              72,905          41,128
  Accumulated Deficit                      (35,592)        (28,386)
                                          --------        --------
  Total Stockholders' Equity                37,313          12,742
                                          --------        --------

Total Liabilities & Equity                $ 49,701        $ 25,761
                                          ========        ========

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Contact:
  Salix Pharmaceuticals, Raleigh
  Adam C. Derbyshire or Mike Freeman, 919/862-1000